UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): April 30, 2007

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-04892	64-0500378
(State or other jurisdiction	(Commission File Number)	IRS Employer
of incorporation)	Identification No.)

3320 Woodrow Wilson Avenue
Jackson, MS 39207
(Address of principal executive offices (zip code))

601-948-6813
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 8.01. Other Events

Cal-Maine Foods, Inc. (the “Company”) entered into a Loan Agreement, dated as of April 30, 2007, with Metropolitan Life Insurance Company (“Lender”) (the “Loan Agreement”), pursuant to which the Company has issued a Secured Promissory Note due April 1, 2017, to the Lender in the principal amount of $20 million (the “Note”). Of the Note proceeds, approximately $8.6 million has been used to pay the balance of an existing loan with the Lender, and approximately $10.5 million will be used to purchase leased assets used by the Company’s recently acquired subsidiary, Green Forest Foods, Inc. (“Green Forest”). Green Forest is engaged in the production, processing and marketing of shell eggs, and pullet growing for replacements of its laying hens. The Green Forest acquisition was reported in the Company’s Form 10-Q report for the fiscal quarter ended March 3, 2007.

The Loan Agreement is secured by certain properties of the Company that previously secured the loan balance paid with part of the proceeds of the Loan Agreement. The Note bears interest at the rate of 6% per annum and contains various terms and conditions customarily found in such agreements.

The Company hereby agrees to furnish a copy of the Loan Agreement to the Commission upon request. The total amount of the indebtedness under the Loan Agreement represents significantly less than 10% of the Company’s total consolidated assets.

SIGNATURES

CAL-MAINE FOODS, INC.

Date: May 2, 2007	By:	/s/ Fred R. Adams, Jr.
Fred R. Adams, Jr.
Chairman of the Board and Chief Executive Officer